EXHIBIT 10.8

HARVARD BIOSCIENCE, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made as of the 18th day of December, 2008, between Harvard Bioscience, Inc., a Delaware corporation (the “Company”), and Susan Luscinski (“Executive”). For purposes of this Agreement the “Company” shall refer to the Company and any of its predecessors.

WHEREAS, the Company desires to employ Executive and Executive desires to be employed by the Company on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment. The term of this Agreement shall extend from December 5, 2008 (the “Commencement Date”) until the first anniversary of the Commencement Date; provided, however, that the term of this Agreement shall automatically be extended for an additional year on each anniversary of the Commencement Date unless, not less than 90 days prior to each such date, either party shall have given notice to the other that it does not wish to extend this Agreement; provided, further, that if a Change in Control occurs during the original or extended term of this Agreement, the term of this Agreement shall, notwithstanding anything in this sentence to the contrary, continue in effect for a period of not less than twelve (12) months beyond the month in which the Change in Control occurred. The term of this Agreement shall be subject to termination as provided in Paragraph 6 and may be referred to herein as the “Period of Employment.”

2. Position and Duties. During the Period of Employment, Executive shall serve as the Chief Operating Officer of the Company and shall have such powers and duties as may from time to time be prescribed by the Board of Directors (the “Board”) or the Chief Executive Officer of the Company, provided that such duties are consistent with Executive’s position or other positions that she may hold from time to time. Executive shall devote her full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, Executive may serve on other boards of directors, with the approval of the Board as long as such service does not materially interfere with Executive’s performance of her duties to the Company as provided in this Agreement.

3. Compensation and Related Matters.

(a) Base Salary and Incentive Compensation. Executive’s initial annual base salary shall be $275,625 ($ Two hundred seventy five thousand six hundred twenty five) Dollars. Executive’s base salary shall be redetermined annually by the Board or a Committee thereof. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in substantially equal installments on a bi-weekly or more frequent basis. In addition to Base Salary, Executive shall be eligible to receive cash incentive compensation as determined by the Board or a Committee thereof from time to time, and shall also be eligible to participate in such incentive compensation plans as the Board or a Committee thereof shall determine from time to time for employees of the same status within the hierarchy of the Company.

(b) Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by her in performing services hereunder during the Period of Employment, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(c) Other Benefits. During the Period of Employment, Executive shall be entitled to continue to participate in or receive benefits under all of the Company’s Employee Benefit Plans in effect on the date hereof, or under plans or arrangements that provide no less favorable treatment to the Executive then the Employee Benefit Plans provided to other members of the Company’s senior management. As used herein, the term

“Employee Benefit Plans” includes, without limitation, each pension and retirement plan; supplemental pension, retirement and deferred compensation plan; savings and profit-sharing plan; stock ownership plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by the Company on the date hereof for employees of the same status within the hierarchy of the Company. To the extent that the scope or nature of benefits described in this section is determined under the policies of the Company based in whole or in part on the seniority or tenure of an employee’s service, Executive shall be deemed to have a tenure with the Company equal to the actual time of Executive’s service with the Company. During the Period of Employment, Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement which may, in the future, be made available by the Company to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Any payments or benefits payable to Executive under a plan or arrangement referred to in this Subparagraph 3(c) in respect of any calendar year during which Executive is employed by the Company for less than the whole of such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which she is so employed. Should any such payments or benefits accrue on a fiscal (rather than calendar) year, then the proration in the preceding sentence shall be on the basis of a fiscal year rather than calendar year.

(d) Vacations. Executive shall be entitled to paid vacation days in accordance with Company policy in each calendar year, which shall be accrued ratably during the calendar year. Executive shall also be entitled to all paid holidays given by the Company to its executives. To the extent that the scope or nature of benefits described in this section are determined under the policies of the Company based in whole or in part on the seniority or tenure of an employee’s service, Executive shall be deemed to have a tenure with the Company equal to the actual time of Executive’s service with Company.

4. Unauthorized Disclosure.

(a) Confidential Information. Executive acknowledges that in the course of her employment with the Company (and, if applicable, its predecessors), she has been allowed to become, and will continue to be allowed to become, acquainted with the Company’s business affairs, information, trade secrets, and other matters which are of a proprietary or confidential nature, including but not limited to the Company’s and its affiliates’ and predecessors’ operations, business opportunities, price and cost information, finance, customer information, business plans, various sales techniques, manuals, letters, notebooks, procedures, reports, products, processes, services, and other confidential information and knowledge (collectively the “Confidential Information”) concerning the Company’s and its affiliates’ and predecessors’ business. The Company agrees to provide on an ongoing basis such Confidential Information as the Company deems necessary or desirable to aid Executive in the performance of her duties. Executive understands and acknowledges that such Confidential Information is confidential, and she agrees not to disclose such Confidential Information to anyone outside the Company except to the extent that (i) Executive deems such disclosure or use reasonably necessary or appropriate in connection with performing her duties on behalf of the Company; (ii) Executive is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, Executive shall promptly inform the Company of such event, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; (iii) such Confidential Information becomes generally known to and available for use in the Company’s industry (the “laboratory analytical instruments industry”), other than as a result of any action or inaction by Executive; or (iv) such information has been rightfully received by a member of the laboratory analytical instruments industry or has been published in a form generally available to the laboratory analytical instruments industry prior to the date Executive proposes to disclose or use such information. Executive further agrees that she will not during employment and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the Company. At such time as Executive shall cease to be employed by the Company, she will immediately turn over to the Company all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them provided to or created by her during the course of her employment with the Company.

(b) Heirs, successors, and legal representatives. The foregoing provisions of this Paragraph 4 shall be binding upon Executive’s heirs, successors, and legal representatives. The provisions of this Paragraph 4 shall survive the termination of this Agreement for any reason.

5. Covenant Not to Compete or Solicit or Hire. In consideration for Executive’s employment by the Company under the terms provided in this Agreement and as a means to aid in the performance and enforcement of the terms of the provisions of Paragraph 4, Executive agrees that

(a) during the term of Executive’s employment with the Company and for a period of twelve (12) months thereafter, regardless of the reason for termination of employment, Executive will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity which is engaged in a business that produces products that compete directly with any of the Company’s products which are produced by the Company or any affiliate of the Company or which the Company or any affiliate of the Company has active plans to produce as of the date of Executive’s termination of employment with the Company, in any area or territory in which the Company or any affiliate of the Company conducts or has active plans to conduct operations as of the date of the Executive’s termination of employment with the Company; provided, however, that the foregoing shall not prohibit Executive from owning up to one percent (1%) of the outstanding stock of a publicly held company engaged in the laboratory analytical instruments industry; and

(b) during the term of Executive’s employment with the Company and for a period of twelve (12) months thereafter, regardless of the reason for termination of employment, Executive will not directly or indirectly solicit or induce any present or future employee of the Company or any affiliate of the Company to accept employment with Executive or with any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated, and Executive will not hire or employ or cause any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated to hire or employ any present or future employee of the Company.

Should Executive violate any of the provisions of this Paragraph, then in addition to all other rights and remedies available to the Company at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which Executive began such violation until she permanently ceases such violation.

6. Termination. Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. Executive’s employment hereunder shall terminate upon her death.

(b) Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from her duties hereunder on a full-time basis for one hundred eighty (180) calendar days in the aggregate in any twelve (12) month period, the Company may terminate Executive’s employment hereunder.

(c) Termination by Company For Cause. At any time during the Period of Employment, the Company may terminate Executive’s employment hereunder for Cause if such termination is approved by not less than a majority of the Board at a meeting of the Board called and held for such purpose. For purposes of this Agreement, “Cause” shall mean: (A) conduct by Executive constituting a material act of willful misconduct in connection with the performance of her duties, including, without limitation, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (B) criminal or civil conviction of Executive, a plea of nolo contendere by Executive or conduct by Executive that would reasonably be expected to result in material injury to the reputation of the Company if she were retained in her position with the Company, including, without limitation, conviction of a felony involving moral turpitude; (C) continued, willful and deliberate non-performance by Executive of her duties hereunder (other than by reason of Executive’s physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Board; (D) a breach by Executive of any of the provisions contained in Paragraphs 4 and 5 of this Agreement; or (E) a violation by Executive of the Company’s employment policies which has continued following written notice of such violation from the Board.

(d) Termination Without Cause. At any time during the Period of Employment, the Company may terminate Executive’s employment hereunder without Cause if such termination is approved by a majority of the Board at a meeting of the Board called and held for such purpose. Any termination by the Company of Executive’s employment under this Agreement which does not constitute a termination for Cause under Subparagraph 6(c) or result from the death or disability of the Executive under Subparagraph 6(a) or (b) shall be deemed a termination without Cause. If the Company provides notice to Executive under Paragraph 1 that it does not wish to extend the Period of Employment, such action shall be deemed a termination without Cause.

(e) Termination by Executive. At any time during the Period of Employment, Executive may terminate her employment hereunder for any reason, including but not limited to Good Reason. If Executive provides notice to the Company under Paragraph 1 that she does not wish to extend the Period of Employment, such action shall be deemed a voluntary termination by Executive and one without Good Reason. For purposes of this Agreement, “Good Reason” shall mean that Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (A) a substantial diminution or other substantive adverse change, not consented to by Executive, in the nature or scope of Executive’s responsibilities, authorities, powers, functions or duties; (B) any removal, during the Period of Employment, from Executive of her title of Chief Operating Officer; (C) an involuntary reduction in Executive’s Base Salary except for across-the-board reductions similarly affecting all or substantially all management employees; (D) a breach by the Company of any of its other material obligations under this Agreement and the failure of the Company to cure such breach within thirty (30) days after written notice thereof by Executive; (E) the involuntary relocation of the Company’s offices at which Executive is principally employed or the involuntary relocation of the offices of Executive’s primary workgroup to a location more than 30 miles from such offices, or the requirement by the Company that Executive be based anywhere other than the Company’s offices at such location on an extended basis, except for required travel on the Company’s business to an extent substantially consistent with Executive’s business travel obligations; or (F) the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement as required by Paragraph 10 (each of which is hereinafter referred to as a “Good Reason event”). “Good Reason Process” shall mean that (i) Executive reasonably determines in good faith that a “Good Reason” event has occurred; (ii) Executive notifies the Company in writing of the occurrence of the Good Reason event; (iii) Executive cooperates in good faith with the Company’s efforts, for a period not less than ninety (90) days following such notice, to modify Executive’s employment situation in a manner acceptable to Executive and Company; and (iv) notwithstanding such efforts, one or more of the Good Reason events continues to exist and has not been modified in a manner acceptable to Executive. If the Company cures the Good Reason event in a manner acceptable to Executive during the ninety (90) day period, Good Reason shall be deemed not to have occurred.

(f) Notice of Termination. Except for termination as specified in Subparagraph 6(a), any termination of Executive’s employment by the Company or any such termination by Executive shall be communicated by written Notice of Termination to the other party hereto and shall be effective on the Date of Termination (as defined below). For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g) Date of Termination. “Date of Termination” shall mean: (A) if Executive’s employment is terminated by her death, the date of her death; (B) if Executive’s employment is terminated on account of disability under Subparagraph 6(b) or by the Company for Cause under Subparagraph 6(c), the date on which Notice of Termination is given or such later date as the Company may specify in the Notice of Termination; (C) if Executive’s employment is terminated by the Company under Subparagraph 6(d), sixty (60) days after the date on which a Notice of Termination is given or such later date as the Company may specify in the Notice of Termination (or, if such termination occurs as a result of the Company providing notice to Executive under Paragraph 1 that it does not wish to extend the Period of Employment, the date of the expiration of the current term of this Agreement); and (D) if Executive’s employment is terminated by Executive under Subparagraph 6(e), thirty (30) days after the date on which a Notice of Termination is given or, if such termination is without Good Reason, such later date up to sixty (60) days after the date on which such Notice of Termination is given as Executive may specify in the Notice of Termination (or, if such termination occurs as a result of the Company providing notice to Executive under Paragraph 1 that it does not wish to extend the Period of Employment, the date of the expiration of the current term of this Agreement).

7. Compensation Upon Termination or During Disability.

(a) Death. If Executive’s employment terminates by reason of her death, the Company shall, within ninety (90) days of death, pay in a lump sum amount to such person as Executive shall designate in a notice filed with the Company or, if no such person is designated, to Executive’s estate, Executive’s accrued and unpaid Base Salary to the date of her death, plus her accrued and unpaid incentive compensation, if any, under Subparagraph 3(a). Upon the death of Executive, all unvested stock options shall immediately vest in Executive’s estate or other legal representatives and become exercisable. All other stock-based grants and awards held by Executive shall vest or be canceled upon the death of Executive in accordance with their terms. For a period of one (1) year following the Date of Termination, the Company shall pay such health insurance premiums as may be necessary to allow Executive’s spouse and dependents to receive health insurance coverage substantially similar to coverage they received prior to the Date of Termination. In addition to the foregoing, any payments to which Executive’s spouse, beneficiaries, or estate may be entitled under any employee benefit plan shall also be paid in accordance with the terms of such plan or arrangement. Such payments, in the aggregate, shall fully discharge the Company’s obligations hereunder.

(b) Disability. During any period that Executive fails to perform her duties hereunder as a result of incapacity due to physical or mental illness, Executive shall continue to receive her accrued and unpaid Base Salary and accrued and unpaid incentive compensation, if any, under Subparagraph 3(a), until Executive’s employment is terminated due to disability in accordance with Subparagraph 6(b) or until Executive terminates her employment in accordance with Subparagraph 6(e), whichever first occurs. Upon the Date of Termination by reason of Executive’s disability, all unvested stock options shall immediately vest and become exercisable. All other stock-based grants and awards held by Executive shall vest or be canceled upon the Date of Termination in accordance with their terms. For a period of one (1) year following the Date of Termination, the Company shall pay such health insurance premiums as may be necessary to allow Executive and Executive’s spouse and dependents to receive health insurance coverage substantially similar to coverage they received prior to the Date of Termination. Upon termination due to death prior to the termination first to occur as specified in the preceding sentence, Subparagraph 7(a) shall apply.

(c) Termination other than for Good Reason. If Executive’s employment is terminated by Executive other than for Good Reason as provided in Subparagraph 6(e), then the Company shall, through the Date of Termination, pay Executive her accrued and unpaid Base Salary at the rate in effect at the time Notice of Termination is given. Thereafter, the Company shall have no further obligations to Executive except as otherwise expressly provided under this Agreement, provided any such termination shall not adversely affect or alter Executive’s rights under any employee benefit plan of the Company in which Executive, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.

(d) Termination by Executive for Good Reason or by the Company without Cause. If Executive terminates her employment for Good Reason as provided in Subparagraph 6(e) or if Executive’s employment is terminated by the Company without Cause as provided in Subparagraph 6(d), then the Company shall, through the Date of Termination, pay Executive her accrued and unpaid Base Salary at the rate in effect at the time Notice of Termination is given and her accrued and unpaid incentive compensation, if any, under Subparagraph 3(a). In addition, subject to the Executive’s execution of a general release of claims in the form attached hereto as Exhibit A within 21 days after the Date of Termination and the expiration of the seven-day revocation period applicable thereto,

(i) the Company shall pay Executive an amount equal to the sum of Executive’s Average Base Salary and Executive’s Average Incentive Compensation (the “Severance Amount”). The Severance Amount shall be paid in cash in a single lump sum payment 30 days after the Date of Termination,. For purposes of this Agreement, “Average Base Salary” shall mean the average of the annual Base Salary received by Executive for each of the three (3) immediately preceding fiscal years or such fewer number of complete fiscal years as Executive may have been employed by the Company or the amount of Base Salary for the prior fiscal year, whichever is higher. For purposes of this Agreement, “Average Incentive Compensation” shall mean the average of the annual cash incentive compensation under Subparagraph 3(a) received by Executive for the three (3) immediately preceding fiscal years or such fewer number of complete fiscal years as Executive may have been employed by the Company or the amount of cash incentive compensation for the prior fiscal year, whichever is higher. In no event shall “Average Incentive Compensation” include any sign-on bonus, retention bonus or any other special bonus. Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in Paragraphs 4 and 5 of this Agreement, all payments of the Severance Amount shall immediately cease or become repayable to the Company to the extent paid. Furthermore, in the event Executive terminates her employment for Good Reason as provided in Subparagraph 6(e), she shall be entitled to the Severance Amount only if she provides the Notice of Termination provided for in Subparagraph 6(f) within thirty (30) days after she has complied with the Good Reason Process; and

(ii) upon the Date of Termination, each unvested stock option that would otherwise vest during the next twelve (12) months shall accelerate and immediately vest. All other stock-based grants and awards held by Executive that would otherwise vest during the next twelve (12) months shall accelerate and immediately vest upon the Date of Termination; and

(iii) in addition to any other benefits to which Executive may be entitled in accordance with the Company’s then existing severance policies, the Company shall, for a period of one (1) year commencing on the Date of Termination, pay such health insurance premiums as may be necessary to allow Executive and Executive’s spouse and dependents to continue to receive health insurance coverage.

(e) Termination for Cause. If Executive’s employment is terminated by the Company for Cause as provided in Subparagraph 6(c), then the Company shall, through the Date of Termination, pay Executive her accrued and unpaid Base Salary at the rate in effect at the time Notice of Termination is given. Thereafter, the Company shall have no further obligations to Executive except as otherwise expressly provided under this Agreement, provided any such termination shall not adversely affect or alter Executive’s rights under any employee benefit plan of the Company in which Executive, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto. In addition, all stock options held by Executive as of the Date of Termination shall immediately terminate and be of no further force and effect, and all other stock-based grants and awards shall be canceled or terminated in accordance with their terms.

Nothing contained in the foregoing Subparagraphs 7(a) through 7(e) shall be construed so as to affect Executive’s rights or the Company’s obligations relating to agreements or benefits which are unrelated to termination of employment.

8. Change in Control Payment. The provisions of this Paragraph 8 set forth certain terms of an agreement reached between Executive and the Company regarding Executive’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance Executive’s continued attention and dedication to her assigned duties and her objectivity during the pendency and after the occurrence of any such event.

(a) Change in Control. If within eighteen (18) months after the occurrence of the first event constituting a Change in Control, Executive’s employment is terminated by the Company without Cause as provided in Subparagraph 6(d) or Executive terminates her employment for Good Reason as provided in Subparagraph 6(e), then, subject to the Executive executing a general release of claims in the form attached hereto as Exhibit A within 21 days after the Date of Termination and the expiration of the seven-day revocation period applicable thereto:

(i) In lieu of any amounts otherwise payable pursuant to Subparagraph 7(d)(i), the Company shall pay Executive a single lump sum in cash on the 30th day following the Date of Termination an amount equal to the sum of (A) Executive’s current or most recent annual Base Salary plus (B) Executive’s most recent annual cash incentive compensation under Subparagraph 3(a) for the most recent fiscal year, excluding any sign-on bonus, retention bonus or any other special bonus;

(ii) Notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement and in lieu of any acceleration of vesting that would otherwise occur pursuant to Subparagraph 7(d)(ii), upon a Change in Control, all stock options and other stock-based awards granted to Executive by the Company shall immediately accelerate and become exercisable or non-forfeitable as of the effective date of such Change in Control. Executive shall also be entitled to any other rights and benefits with respect to stock-related awards, to the extent and upon the terms provided in the employee stock option or incentive plan or any agreement or other instrument attendant thereto pursuant to which such options or awards were granted; and

(iii) In lieu of the Company’s obligations to pay health insurance premiums pursuant to Subparagraph 7(d)(iii), the Company shall, for a period of one (1) year commencing on the Date of Termination, pay such health insurance premiums as may be necessary to allow Executive, Executive’s spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the Date of Termination.

(b) Gross Up Payment.

(i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any compensation, payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment or payments (collectively, the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of (x) any Excise Tax on the Severance Payments, (y) any Federal, state, and local income tax, employment tax and Excise Tax, in each case resulting from the Gross-Up Payment provided by this Subparagraph 8(b)(i), and (z) any interest and/or penalties assessed with respect to such Excise Tax, but without deducting any other amounts that may be payable by Executive as a result of the Severance Payments, including, without limitation, any Federal, state, and local income tax or employment tax, other than those specifically described clauses (x), (y) and (z) above, due as a result of the Severance Payments, shall be equal to the Severance Payments.

(ii) Subject to the provisions of Subparagraph 8(b)(iii), all determinations required to be made under this Subparagraph 8(b)(ii), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by KPMG LLP or any other nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or Executive. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The Gross-Up Payment, if any, as determined pursuant to this Subparagraph 8(b)(ii), shall be paid to the relevant tax authorities as withholding taxes on behalf of the Executive at such time or times as when each Excise Tax payment is due. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”). In the event that the Company exhausts its remedies pursuant to Subparagraph 8(b)(iii) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, consistent with the calculations required to be made hereunder, and any such Underpayment, and any interest and penalties imposed on the Underpayment and required to be paid by Executive in connection with the proceedings described in Subparagraph 8(b)(iii), shall be promptly paid by the Company to the relevant tax authorities as withholding taxes on behalf of the Executive.

(iii) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which she gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, provided that the Company has set aside adequate reserves to cover the Underpayment and any interest and penalties thereon that may accrue, Executive shall:

(A) give the Company any information reasonably requested by the Company relating to such claim,

(B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company,

(C) cooperate with the Company in good faith in order to effectively contest such claim, and

(D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Subparagraph 8(b)(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall pay such amount to the applicable tax authority on behalf of the Executive as an additional Gross-Up Payment and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties imposed with respect thereto or with respect to any imputed income; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority.

(iv) If, after a Gross-Up Payment by the Company on behalf of the Executive pursuant to Subparagraph 8(b)(iii), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Subparagraph 8(b)(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

(c) Definitions. For purposes of this Paragraph 8, the following terms shall have the following meanings:

“Change in Control” shall mean any of the following:

(a) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of either (A) the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board (“Voting Securities”) or (B) the then outstanding shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) (other than as a result of an acquisition of securities directly from the Company); or

(b) persons who, as of the Commencement Date, constitute the Company’s Board (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the Commencement Date shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by a vote of at least a majority of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(c) the stockholders of the Company shall approve (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) any plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred for purposes of the foregoing clause (a) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Common Stock or other Voting Securities outstanding, increases the proportionate number of shares beneficially owned by any person to twenty-five percent (25%) or more of either (A) the combined voting power of all of the then outstanding Voting Securities or (B) Common Stock; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities or Common Stock (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns twenty-five percent (25%) or more of either (A) the combined voting power of all of the then outstanding Voting Securities or (B) Common Stock, then a “Change of Control” shall be deemed to have occurred for purposes of the foregoing clause (a).

9. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Executive:

At her home address as shown

in the Company’s personnel records;

if to the Company:

Harvard Bioscience, Inc.

84 October Hill Road

Holliston, MA 01746-1371

Attention: Board of Directors of Harvard Bioscience, Inc.

with a copy to:

H. David Henken

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment.

11. Miscellaneous. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts (without regard to principles of conflicts of laws).

12. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The invalid portion of this Agreement, if any, shall be modified by any court having jurisdiction to the extent necessary to render such portion enforceable.

13. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14. Arbitration; Other Disputes. In the event of any dispute or controversy arising under or in connection with this Agreement, the parties shall first promptly try in good faith to settle such dispute or controversy by mediation under the applicable rules of the American Arbitration Association before resorting to arbitration. In the event such dispute or controversy remains unresolved in whole or in part for a period of thirty (30) days after it arises, the parties will settle any remaining dispute or controversy exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding the above, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Paragraph 4 or 5 hereof. Furthermore, should a dispute occur concerning Executive’s mental or physical capacity as described in Subparagraph 6(b), 6(c) or 7(b), a doctor selected by Executive and a doctor selected by the Company shall be entitled to examine Executive. If the opinion of the Company’s doctor and Executive’s doctor conflict, the Company’s doctor and Executive’s doctor shall together agree upon a third doctor, whose opinion shall be binding.

15. Third-Party Agreements and Rights. Executive represents to the Company that Executive’s execution of this Agreement, Executive’s employment with the Company and the performance of Executive’s proposed duties for the Company will not violate any obligations Executive may have to any employer or other party, and Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

16. Litigation and Regulatory Cooperation. During and after Executive’s employment, Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive’s employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall also provide Executive with compensation on an hourly basis at a rate equivalent to the hourly rate of the Executive’s last annual Base Salary calculated using a forty (40) hour week over fifty-two (52) weeks for requested litigation and regulatory cooperation that occurs after her termination of employment, and reimburse Executive for all costs and expenses incurred in connection with her performance under this Paragraph 16, including, but not limited to, reasonable attorneys’ fees and costs.

17. Section 409A of the Code.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.

(b) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c) The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

18. Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise, and vice versa.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

HARVARD BIOSCIENCE, INC.

By:	/s/ Chane Graziano
Name: Chane Graziano
Title: CEO

EXECUTIVE

/s/ Susan Luscinski
Susan Luscinski

EXHIBIT A- FORM OF GENERAL RELEASE OF CLAIMS

This Release Agreement (the “Release Agreement”) is entered into between Susan Luscinski (the “Executive”) and Harvard Bioscience, Inc. (the “Company”). This is the Release Agreement referenced in the Agreement between the Executive and the Company dated December 5, 2008 (the “Employment Agreement”). The consideration for the Executive’s agreement to this Release Agreement consists of certain termination benefits as set forth in the Employment Agreement and the terms of this Release Agreement. The consideration for the Company’s agreement to this Release Agreement consists of the terms of this Release Agreement.

The Executive and the Company (together, the “Parties”) agree as follows:

Release. The Executive voluntarily releases and forever discharges the Company and each of its subsidiaries, affiliates, predecessors, successors, assigns, and current and former directors, officers, employees, representatives, attorneys, agents, and all persons acting by, through, under or in concert with any of the foregoing (any and all of whom or which are hereinafter referred to as “Company Parties”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown (collectively, “Claims”) that the Executive now has, owns or holds, or claims to have, own, or hold, or that she at any time had, owned, or held, or claimed to have had, owned, or held against any Company Party or Parties. This general release of Claims includes, without implication of limitation, the release of all Claims:

•	relating to the Executive’s employment by and termination from employment with the Company;

•	of wrongful discharge;

•	of breach of contract;

•

of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964 and Claims of discrimination or retaliation under Mass. Gen. Laws ch. 151B);

•	under any other federal or state statute, to the fullest extent that Claims may be released;

•	of defamation or other torts;

•	of violation of public policy;

•	for salary, bonuses, vacation pay or any other compensation or benefits; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

1. Limitations on Release.

(a) Employment Agreement. Nothing in this Release Agreement limits either Party’s rights under the Employment Agreement.

(b) Benefit and Enforcement Rights. Nothing in this Release Agreement is intended to release or waive the Executive’s right to COBRA, unemployment insurance benefits or any accrued and vested retirement benefits, the right to seek enforcement of this Release Agreement or any rights referenced in this Section of this Release Agreement.

(c) Indemnification. It is further understood and agreed that the Executive’s rights to indemnification as provided in the Company’s certificate of incorporation, bylaws or any indemnification agreement between the Company and the Executive (it being acknowledged and agreed by the Executive that, as of the date of this Agreement, there are no amounts owing to the Executive pursuant to any such indemnification rights), remain fully binding and in full effect subsequent to the execution of this Release Agreement.

(d) Exceptions. This Release Agreement does not prohibit or restrict the Executive from communicating, providing relevant information to or otherwise cooperating with the EEOC or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws or responding to any inquiry from such authority, including an inquiry about the existence of this Release Agreement or its underlying facts. This Release Agreement also does not preclude the Executive from benefiting from classwide injunctive relief awarded in any fair employment practices case brought by any governmental agency; provided that such relief does not result in the Executive’s receipt of any monetary benefit or substantial equivalent thereof.

2. No Assignment. Each Party represents that she or it has not assigned to any other person or entity any Claims against any other Party or, in the case of the Executive, any Claim against any Company Party.

3. No Disparagement. The Executive shall not make any disparaging statements about the Company, members of the Board of Directors, any officer of the Company or any other employee of the Company. The Executive shall direct her immediate family not to make any disparaging statements about any of the foregoing. Any statement by a member of her immediate family shall be deemed to be a statement by the Executive for purposes of this paragraph. The Executive shall be considered to represent that she has complied and shall continue to comply with her nondisparagement obligations under this paragraph from the Date of Termination (as defined in the Employment Agreement); provided that this representation shall have no effect if this Release Agreement does not become effective. Notwithstanding the foregoing, nothing in this paragraph shall be construed to apply to any statements made in the course of testimony in a legal proceeding or in any required written statements in any such proceeding.

4. Litigation and Regulatory Cooperation. The Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall also provide Executive with compensation on an hourly basis at a rate equivalent to the hourly rate of the Executive’s last annual Base Salary (as defined in the Employment Agreement) calculated using a forty (40) hour week over fifty-two (52) weeks for requested litigation and regulatory cooperation that occurs after her termination of employment, and reimburse Executive for all costs and expenses incurred in connection with her performance under this Section 5, including, but not limited to, reasonable attorneys’ fees and costs.

5. Reaffirmation of Post-Employment Restrictive Covenants. The Executive reaffirms the restrictive covenants under the Employment Agreement to which she is subject as follows: [Insert as appropriate.]

6. Right to Consider and Revoke Release Agreement. This Release Agreement shall be considered to have been offered to both Parties on the Termination Date as defined in the Employment Agreement. Each Party acknowledges that she or it has been given the opportunity to consider this Release Agreement for a period ending twenty-one (21) days after the Termination Date. In the event that either Party has executed this Release Agreement within less than twenty-one (21) days of the Termination Date, such Party acknowledges that such decision was entirely voluntary and that she or it had the opportunity to consider this Release Agreement until the end of the twenty-one (21) day period. To accept this Release Agreement, the Executive shall deliver a signed Release Agreement to the Company’s Board of Directors within such twenty-one (21) day period. To accept this Release Agreement, the Company shall deliver a signed Release Agreement to the Executive within such twenty-one (21) day period. Both Parties acknowledge that for a period of seven (7) days from the date when the Executive executes this Release Agreement (the “Revocation Period”), she shall retain the right to revoke this Release Agreement by written notice that is received by the Board of Directors of the Company before the end of the Revocation Period. This Release Agreement shall take effect only if it is accepted by both Parties within the twenty-one (21) day period as set forth above and if it is not revoked pursuant to the preceding sentence. If those conditions are satisfied, this Release Agreement shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”).

7. Other Terms.

(a) Legal Representation; Review of Release Agreement. The Executive acknowledges that she has been advised to discuss all aspects of this Release Agreement with her attorney. Each Party represents that she or it has carefully read and fully understands all of the provisions of this Release Agreement and that she or it is voluntarily entering into this Release Agreement.

(b) Binding Nature of Release Agreement. This Release Agreement shall be binding upon each of the parties and upon their heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of both parties and to their heirs, administrators, representatives, executors, successors, and assigns.

(c) Modification of Release Agreement; Waiver. This Release Agreement may be amended, revoked, changed, or modified only upon a written agreement executed by both Parties. No modification waiver of any provision of this Release Agreement will be valid unless it is in writing and signed by the party against whom such waiver is charged. The failure of either Party to require the performance of any term or obligation of this Release Agreement, or the waiver by either Party of any breach of this Release Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(d) Severability. In the event that at any future time it is determined by a court of competent jurisdiction that any covenant, clause, provision or term of this Release Agreement is illegal, invalid or unenforceable, the remaining provisions and terms of this Release Agreement shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release Agreement. In the event of such severance, the remaining covenants shall be binding and enforceable.

(e) Enforcement. Sections 4, 5 and 6 of this Release Agreement shall be subject to enforcement pursuant to the same procedures that apply to a breach of Paragraphs 4 or 5 of the Employment Agreement (as further detailed in Paragraph 14 of the Employment Agreement). Any other disputes concerning this Release Agreement shall be subject to resolution pursuant to Section 14 of the Employment Agreement.

(f) Governing Law and Interpretation. This Release Agreement shall be deemed to be made and entered into in the Commonwealth of Massachusetts, and shall in all respects be interpreted, enforced and governed under the laws of Massachusetts, without giving effect to the conflict of laws provisions of Massachusetts law. The language of all parts of this Release Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

(g) Counterparts. This Release Agreement may be executed in counterparts. Signed counterparts shall together be considered to be part of the same document.

(h) Entire Agreement; Absence of Reliance. This Release Agreement constitutes the entire agreement between the Executive and the Company concerning any subject matter of this Release Agreement and supersedes all prior agreements between the parties with respect to any related subject matter, except the Employment Agreement. The Executive acknowledges that she is not relying on any promises or representations by the Company or its agents, representatives or attorneys regarding any subject matter addressed in this Release Agreement.

So agreed by the Parties.

HARVARD BIOSCIENCE, INC.

By:
Date

Executive	Susan Luscinski	Date